Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-148811) pertaining to the A. H. Belo Corporation 2008 Incentive Compensation Plan of our report dated March 16, 2009, except for the effects on the consolidated financial statements of the restatement discussed in Note 1, as to which the date is April 15, 2010, with respect to the consolidated financial statements of A. H. Belo Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
Dallas, Texas
April 15, 2010